OFFERING CIRCULAR

                       PETROLEUM HEAT AND POWER CO., INC.
                                 Exchange Offer
                                to holders of its

                       10 1/8% Subordinated Notes due 2003

                     9 3/8% Subordinated Debentures due 2006

                    12 1/4% Subordinated Debentures due 2005


    Petroleum Heat and Power Co., Inc., a Minnesota corporation ("Petro" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and the accompanying Letters of Transmittal (which together constitute the "Exchange Offers") to exchange any and all of the securities set forth above for the following securities of the Company:


For Each $1,000 Principal Amount of:            The Holder Will Receive:
------------------------------------            ------------------------
10 1/8% Subordinated Notes due 2003        $1,000 principal amount of the Company's 10 1/8% Senior
(the "Old 10 1/8% Notes")                  Subordinated Notes due 2003 (the "New 10 1/8% Notes") plus
                                           3.3732 shares of the Company's 1998 Junior Convertible Preferred
                                           Stock (the "New Junior Preferred Stock")

9 3/8% Subordinated Debentures due 2006    $1,000 principal amount of the Company's 9 3/8% Senior
(the "Old 9 3/8% Debentures")              Subordinated Debentures due 2006 (the "New 9 3/8%
                                           Debentures") plus 3.3732 shares of New Junior Preferred Stock

12 1/4% Subordinated Debentures due 2005   $1,000 principal amount of the Company's 12 1/4% Senior
(the "Old 12 1/4% Debentures")             Subordinated Debenture due 2005 (the "New 12 1/4%
                                           Debentures") plus 3.3732 shares of New Junior Preferred Stock


    The Old 10 1/8% Notes, the Old 9 3/8% Debentures and the Old 12 1/4% Debentures are sometimes collectively referred to herein as the "Old Debt Securities." The New 10 1/8% Notes, the New 9 3/8 % Debentures and the New 12 1/4% Debentures are sometimes collectively referred to herein as the "New Debt Securities."

--------------------------------------------------------------------------------
EACH EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 24, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERED OLD DEBT SECURITIES MAY BE WITHDRAWN AND OLD DEBT CONSENTS MAY BE REVOKED AT ANY TIME UNTIL THE MINIMUM DEBT EXCHANGES WITH RESPECT TO THE APPLICABLE ISSUE OF OLD DEBT SECURITIES HAVE BEEN RECEIVED AND ACCEPTED BY THE COMPANY.
SEE "THE EXCHANGE OFFERS - WITHDRAWAL RIGHTS."
--------------------------------------------------------------------------------

    See "Risk Factors" beginning on page 13 for a discussion of certain risk factors which should be considered in connection with the Exchange Offers.

             The date of this Offering Circular is August 26, 1998.

    The terms of the New Debt Securities are identical to the terms of the Old Debt Securities, except that (i) the New Debt Securities will be senior in right of payment to any Old Debt Securities not exchanged in the Exchange Offers and
(ii) the New Debt Securities grant the Company the right (the "Early Redemption Right") to redeem such Securities for cash in connection with the closing of the proposed Star Gas Transaction (defined below) for the following prices plus accrued but unpaid interest thereon (collectively, the "Redemption Prices"), through the date of redemption (the "Redemption Date"):


New Debt Security                         Redemption Price
-----------------                         ----------------
                                          (Plus accrued but unpaid interest)
New 10 1/8% Notes                         100% of face value
New 9 3/8% Debentures                     100% of face value
New 12 1/4% Debentures                    103.5% of face value


    On August 14, 1998, Petro announced that it had reached an agreement -in-principle with Star Gas Partners, L.P. (the "Partnership"), to enter into a strategic business combination (the "Star Gas Transaction" or the "Transaction") in which Petro would become a wholly owned indirect subsidiary of the Partnership substantially as described in the Press Release dated August 14, 1998, a copy of which is attached hereto as Exhibit A. The Exchange Offers are being made in connection with the Star Gas Transaction. Among other things, the Star Gas Transaction is subject to the receipt of the Minimum Debt Exchanges (defined below).

    Prior to the commencement of the Exchange Offers, Petro entered into agreements (the "Old Debt Securities Agreements") with the holders (the "Consenting Debt Holders") of an aggregate of $119.1 million, or 57.8% of the Old Debt Securities, pursuant to which the Consenting Debt Holders have agreed to participate in the Exchange Offers on terms identical to those contained herein. In connection with the execution of the Old Debt Securities Agreements, the Consenting Debt Holders received 3.3732 shares of New Junior Preferred Stock for each $1,000 of aggregate principal amount of the Old Debt Securities owned by such Holders. The Consenting Debt Holders will not receive any additional shares of New Junior Preferred Stock for participating in the Exchange Offers.

    In addition, prior to the commencement of the Exchange Offers, Petro entered into agreements (the "Old Preferred Agreements") with the holders (the "Consenting Preferred Stockholders") of 1,200,000 shares of the Company's 12 7/8% Series B Exchangeable Preferred Stock due 2009 (the "Old Preferred Stock"), representing 100% of such series, pursuant to which the Consenting Preferred Stockholders have agreed to exchange their shares of Old Preferred Stock on a one-for-one basis for shares of the Company's 12 7/8% Series C Exchangeable Preferred Stock due 2009 (the "New Preferred Stock"). The terms of the New Preferred Stock are identical to the terms of the Old Preferred Stock, except that the New Preferred Stock grants the Company the right to redeem such securities on or before April 1, 1999 in connection with the consummation of the Star Gas Transaction at $23 per share plus accrued but unpaid dividends thereon (the "Preferred Early Redemption Right"). The New Preferred Stock shall be issued pursuant to a certificate of designation (the "New Preferred Stock Certificate of Designation") which, other than the Preferred Early Redemption Right, will be identical to the Old Preferred Stock Certificate of Designation. The Transfer Agent and Registrar for the New Preferred Stock will be American Stock Transfer & Trust Company. Each Holder of Old Preferred Stock who receives New Preferred Stock shall be deemed to have granted the Company an irrevocable proxy coupled with an interest (the "New Preferred Stock Proxies") to vote all of the shares of New Preferred Stock owned by such Holder in favor of the Star Gas Transaction. In connection with the execution of the Old Preferred Agreements, the Consenting Preferred Stockholders received 3.3732 shares of New Junior Preferred Stock for each $1,000 in aggregate liquidation preference of Old Preferred Stock owned by such Holders. The Consenting Preferred Stockholders will not receive any additional shares of New Junior Preferred Stock in connection with the Preferred Stock Exchange.

    Each holder of Old Debt Securities (each a "Holder" and collectively, the "Holders") who exchanges such Old Debt Securities for New Debt Securities pursuant to the Exchange Offers shall be deemed to have granted a consent

(collectively, the "Old Debt Consents") to certain amendments described herein (the "Old Debt Amendments") to the indentures under which such Old Debt Securities were issued (the "Old Indentures"). The Old Debt Consents will be effective upon the consummation of the Exchange Offers. Among other things, the Old Debt Amendments would eliminate substantially all covenants from the Old Indentures. HOLDERS WHO EXCHANGE OLD DEBT SECURITIES FOR NEW DEBT SECURITIES WILL BE DEEMED TO HAVE CONSENTED TO THE OLD DEBT AMENDMENTS.

    Each Exchange Offer is conditioned, among other things, on tender to the Company of at least 90% of the outstanding aggregate principal amount of the Old Debt Securities (individually, a "Minimum Debt Exchange" and collectively, the "Minimum Debt Exchanges"). The Company may waive any of the conditions to the Exchange Offers, including the Minimum Debt Exchanges. See "The Exchange Offers -- Conditions of the Exchange Offers." All references herein to the Exchange Offers shall be deemed to include the Consents, unless otherwise specified.

    The New Junior Preferred Stock is a newly authorized class of non-voting convertible junior preferred stock of the Company with dividend and liquidation rights which are in all material respects equal to those of the Company's Class A Common Stock, except for a liquidation preference of $.01 per share. Each share of New Junior Preferred Stock is convertible at the option of the holder at any time prior to the consummation of the Star Gas Transaction into one share of Class A Common Stock and is subject to mandatory conversion into one share of Class A Common Stock if it is transferred prior to the consummation of the Star Gas Transaction. In addition, the certificate of designation for the New Junior Preferred Stock provides that the Company may elect to require the conversion of the New Junior Preferred Stock into shares of Class A Common Stock at any time after April 1, 1999. However, the Company has agreed not to exercise this right until it has complied with certain registration rights (the "Registration Rights") that were granted to Consenting Debt Holders in connection with the execution of the Old Debt Securities Agreements. The shares of New Junior Preferred Stock that are issued pursuant to the Exchange Offers (and the shares of Class A Common Stock into which they may be converted) shall be deemed to have the status of "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 as amended (the "Act") and may not be transferred, assigned or sold prior to the earlier to occur of (i) May 31, 1999 and (ii) the date on which the Company shall have complied with the Registration Rights, except pursuant to an available exemption from the registration requirements of the Act. As of June 30, 1998, on a pro forma basis, after giving effect to the Exchange Offers (assuming a 100% participation rate) and the concurrent Preferred Stock Exchange, the Company would have had approximately 797,000 shares of New Junior Preferred Stock outstanding. In connection with the consummation of the Star Gas Transaction, each share of New Junior Preferred Stock shall be exchanged (the "Exchange") for .13064 of a freely tradeable common unit (the "Common Units") of limited partner interest in the Partnership (with cash payable in lieu of fractional Units). Each Holder who participates in the Exchange Offers shall be deemed to have granted the Company an irrevocable proxy coupled with an interest (the "New Junior Preferred Stock Proxies") to vote all of the shares of New Junior Preferred Stock owned by such Holder in favor of the proposed Star Gas Transaction.

    The Exchange Offers are being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Old Debt Securities or in connection with the Preferred Stock Exchange. Regular employees of the Company may solicit exchanges from Holders and will answer inquiries concerning the Exchange Offers, but they will not receive additional compensation therefor.

    The Company has made no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the Exchange Offers, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Offering Circular nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in affairs of the Company and its subsidiaries since the respective dates as of which information is given herein.

    Holders are not to construe the contents of this Offering Circular as legal advice. Each holder should consult his own legal, tax and business advisors as to legal and related matters concerning the Exchange Offer.

    This Offering Circular does not constitute an offer to any person in any jurisdiction in which such offer would be unlawful. The Exchange Offers are not being made to, and tenders will not be accepted from, Holders in any jurisdiction in which the Exchange Offers or acceptance thereof would constitute a violation of the securities or blue sky laws of such jurisdiction.


                INFORMATION AGENT, EXCHANGE AGENT AND ASSISTANCE

    Morrow & Co., Inc. (the "Information Agent"), is the Information Agent in connection with the Exchange Offers. Any questions or requests for assistance may be directed to the Information Agent at 445 Park Avenue, New York, New York 10022, telephone: (212) 754-8000 or (800) 662-5200. The Chase Manhattan Bank
(the "Exchange Agent") is the Exchange Agent in connection with the Exchange Offers. For further information regarding the procedures to be followed by Holders in connection with the Exchange Offers, Holders may contact the Company at 2187 Atlantic Street, Stamford, CT, 06902, Attention: George Leibowitz, Treasurer (Telephone (203) 325-5470).


                              AVAILABLE INFORMATION

    The Company and the Partnership are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, upon request, such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such material may also be accessed electronically at the Commission's site on the World Wide Web located at http:\\www.sec.gov. The Company's Class A Common Stock is included for quotation in the Nasdaq National Market and the Partnership's Common Units are listed on the New York Stock Exchange, and such reports, proxy statements and other information concerning the Company and the Partnership may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Copies of the indentures pursuant to which the New Debt Securities are to be issued (the "New Indentures") and the Old Indentures are available upon request from the Company. Requests should be directed to Petroleum Heat and Power Co., Inc., 2187 Atlantic Street, Stamford, CT 06902, Attention: George Leibowitz, Treasurer (Telephone (203) 325-5470).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents (or portions thereof) filed by the Company with the Commission are incorporated in this Offering Circular by reference and shall be deemed to be a part hereof:

     1. The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1997, as filed with the Commission on March 26, 1998, including the financial statements included therein;

     2. The Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 1998, as filed with the Commission on August 14, 1998, including the financial statements included therein.

     3. The Company's Applications for Qualification of Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"), on Form T-3 dated August 14, 1998, with respect to the New Indentures as filed with the Commission on August 14, 1998, as amended by Amendment No. 1 thereto filed with the Commission on or about August 26, 1998.

    The Company will provide to any person receiving a copy of this Offering Circular without charge, upon request, a copy of any of the documents or information incorporated by reference herein. Requests should be directed to the Company at 2187 Atlantic Street, Stamford, CT 06902, Attention: George Leibowitz, Treasurer (Telephone (203) 325-5470).

    Any statement contained in any document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Offering Circular.

                                TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----
SUMMARY....................................................................................2
RISK FACTORS..............................................................................13
BACKGROUND OF THE EXCHANGE OFFERS.........................................................14
THE EXCHANGE OFFERS.......................................................................16
DESCRIPTION OF NEW DEBT SECURITIES .......................................................23
AGREEMENTS WITH CONSENTING DEBT HOLDERS ..................................................24
AGREEMENTS WITH CONSENTING PREFERRED STOCKHOLDERS.........................................24
DESCRIPTION OF NEW JUNIOR PREFERRED STOCK.................................................25
THE OLD DEBT AMENDMENTS...................................................................26
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................................28
EXHIBIT A  -  Press Release dated August 14, 1998


                                     SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in, or incorporated by reference into, this Offering Circular.

                                   The Company

    Petro is a Minnesota corporation engaged primarily in the retail distribution of home heating oil in the Northeast and Mid-Atlantic states. Petro believes that it is the largest retail distributor of home heating oil in the United States, serving approximately 350,000 customers from 24 branch locations with total sales of $548.1 million for the year ended December 31, 1997. As an adjunct to its retail distribution business, Petro installs and repairs heating equipment. Such services are typically not designed to generate profits and are considered by Petro's management to be an integral part of the basic heating oil business. To a limited extent, Petro also markets other petroleum products, including diesel fuel and gasoline, to commercial customers. In addition to its heating oil business, Petro currently owns a 40.66% equity interest in the Partnership. Star Gas Corporation, a Delaware corporation and a wholly-owned subsidiary of Petro, is the general partner of the Partnership and Star Gas Propane, L.P., a Delaware limited partnership (the "Operating Partnership").

    Petro's executive offices are located at 2187 Atlantic Street, Stamford, Connecticut 06902. Petro's telephone number is (203) 325-5400.

                                 The Partnership

    The Partnership is a Delaware limited partnership engaged, through the Operating Partnership, primarily in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. Propane is used primarily as fuel for space and water heating and cooking by the Partnership's residential and commercial customers, which customers constitute the largest portion of its customer base. The Partnership believes that it is the eighth largest retail propane distributor in the United States, serving approximately 166,000 customers from 74 branch locations in 13 states in the Midwest and Northeast with total sales of approximately $135 million for the year ended September 30, 1997. In addition to its retail business, the Partnership, through the Operating Partnership, serves approximately 50 wholesale customers from its wholesale operation in southern Indiana. The Partnership owns a 99% limited partnership interest in, and is the sole limited partner of, the Operating Partnership.

    The executive offices of the Partnership are located at 2187 Atlantic Street, Stamford, Connecticut 06902. The Partnership's telephone number is (203) 328-7300.

      The Star Gas Transaction; Purposes and Effects of the Exchange Offers

    On August 14, 1998, Petro announced that it had reached an agreement in principle with the Partnership to enter into a strategic business combination in which Petro would become a wholly owned indirect subsidiary of the Partnership substantially as described in that certain Press Release dated August 14, 1998, a copy of which is attached hereto as Exhibit A. The Exchange Offers are being made in connection with the Star Gas Transaction. Among other matters, the Star Gas Transaction is subject to the receipt of the Minimum Debt Exchanges.

    Petro has reported disappointing financial results in 1997 and 1998 for several reasons. The primary factor has been the past two years of back-to-back warm winters in the Company's core Northeast and Mid-Atlantic markets, with this past year being the warmest of the century. In addition, the Company has experienced customer attrition which has eroded its account base and negatively impacted its earnings. In an effort to deal with these problems, Petro has undertaken a corporate restructuring program to regionalize its operations and reduce expenses. While this program has reduced attrition and improved operating performance, it has not been sufficient to offset the effect of the last two winters' weather.

    Although Petro's recently reported financial results reflect these improvements, the Company is still very highly leveraged with a 7.3x net Debt/EBITDA ratio and a 1.2x EBITDA/Interest ratio for the twelve months ended June 30,

1998. At June 30, 1998 the Company had outstanding an aggregate of $287 million in long term debt (including current portion) and $38 million of redeemable preferred stock and had a stockholders' deficiency of $175 million. In addition, the Company's ability to improve its highly leveraged condition is severely limited by the unavailability of capital. Petro's negative annual cash flow after maintenance capital expenditures and the payment of its fixed obligations have caused it to halt investing in its regionalization and acquisitions programs. Furthermore, Petro faces significant debt amortization payments beginning in 2000.

    In order to address this situation, Petro has reached an agreement in principle for the Star Gas Transaction, pursuant to which it would combine with the Partnership, its 40% owned master limited partnership ("MLP") of which it is the general partner. As part of the Transaction, Petro will become a wholly owned indirect subsidiary of the Partnership and will be recapitalized as follows. The Partnership will issue 6.5 million new Common Units and $120 million of new debt using the net proceeds primarily to repay Petro's public debt and preferred stock. This will enable the Company to redeem the New 10 1/8% Notes, the New 9 3/8% Debentures and the New 12 1/4% Debentures at 100%, 100% and 103.5% of principal amount, respectively, plus accrued interest pursuant to the Early Redemption Right. Given Petro's financial condition, the value at which the Old Debt Securities were trading prior to the announcement that the Company was seeking to recapitalize, and the Company's prospects without this restructuring, the Company believes this redemption should be attractive to the holders of Old Debt Securities.

    The Early Redemption Right will be implemented through the Exchange Offers in which the participating Holders of Old Debt Securities will receive New Debt Securities identical to the old except (i) for the Early Redemption Right, and
(ii) the New Debt Securities will be senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offers. Petro has authorized the issuance of approximately 797,000 shares of New Junior Preferred Stock, representing 3% of the Company's outstanding equity, to be issued to the Holders that agree to exchange their Old Debt Securities (as well as to holders of Old Preferred Stock who exchange such securities for New Preferred Stock). Under this plan, Petro will pay to each exchanging Holder a fee of 3.3732 shares of New Junior Preferred Stock per $1,000 of principal amount exchanged. The New Junior Preferred Stock will be exchanged for Common Units at the closing of the Transaction or is convertible into shares of the Company's Class A Common Stock at any time at the option of the Holder. This fee will be payable to participating Holders upon the consummation of the Exchange Offers, regardless of whether the Transaction itself is consummated.

    Petro's management has met with 13 of its largest institutional investors which own over 57.8% in aggregate principal amount of the Old Debt Securities and 100% of the Old Preferred Stock to review the Transaction and negotiate the terms of the Early Redemption Right. All 13 of these investors support the Transaction and have agreed to exchange their securities. However, the Transaction is conditioned upon the Holders of 90% in aggregate principal amount of each issue of the Old Debt Securities participating in the Exchange Offers. Therefore, Petro is asking the Holders of all Old Debt Securities to exchange in order to proceed with the Transaction.

    The Company believes the Transaction is in the best interest of all Holders of Old Debt Securities. Under its current capital structure Petro does not have the funds to improve its highly leveraged credit condition. In the event that less than 90% of the Old Debt Securities are exchanged, Petro will be unable to proceed with the Transaction which could cause the market prices for the Old Debt Securities to decline. In the longer run, if the Transaction is not completed Petro faces significant amortization payments that may be difficult to refinance. Petro currently intends to take advantage of the capital market for MLP's, depending on market conditions, in order to raise capital to repay its public debt at a premium to their recent trading values pursuant to the Early Redemption Right. In addition, Petro will issue to exchanging Holders shares of New Junior Preferred Stock that will be exchanged into Common Units at the closing of the Transaction.

                     Consequences to Non Exchanging Holders

    The consummation of the Exchange Offers will have certain adverse consequences to Holders of Old Debt Securities who do not participate in the Exchange Offers with respect thereto, including the following: (i) the New Debt Securities will be senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offers, (ii) the Old Indentures will be amended to eliminate substantially all of the covenant protection provided by the Old Indentures and (iii) the trading market for the remaining Old Debt Securities will become more limited, which may adversely affect the liquidity and market price of the remaining Old Debt Securities. See "Risk Factors."

                                  Risk Factors

    Prior to deciding whether to participate in the Exchange Offers and thereby consent to the proposed Star Gas Transaction and the Old Debt Amendments, each Holder should carefully consider all of the information contained in this Offering Circular, especially the factors described in "Risk Factors" beginning on page 13.


                               The Exchange Offers

    Petro hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying applicable Letters of Transmittal, to exchange the securities set forth below for the following securities of the Company:



   For Each $1,000 Principal Amount of:                 The Holder Will Receive:
   ------------------------------------                 ------------------------
   Old 10 1/8% Notes                            $1,000 principal amount of  New 10 1/8 % Notes plus 3.3732 shares of New Junior Preferred Stock

   Old  9 3/8% Debentures                       $1,000 principal amount of New 9 3/8 % Debentures plus 3.3732 shares of New Junior Preferred Stock

   Old 12 1/4% Debentures                       $1,000 principal amount of New 12 1/4% Debentures plus 3.3732 shares of New Junior Preferred Stock.

   Principal Amount
    Outstanding............................     As of August 15, 1998, there were outstanding $50
                                                million in aggregate principal amount of Old
                                                10 1/8% Notes, $75 million in aggregate principal
                                                amount of Old 9 3/8% Debentures and $81.25
                                                million in aggregate principal amount of Old
                                                12 1/4% Debentures.

Conditions to Exchange Offers..............     Each Exchange Offer is conditioned, among other
                                                things, on receipt by the Company of the Minimum
                                                Debt Exchanges.  See "The Exchange Offers--Conditions
                                                of the Exchange Offers."

Certain Consequences to Holders of Old Debt
Securities who do not Participate in the
Exchange Offers............................     The consummation of the Exchange Offers will have
                                                certain adverse consequences to Holders of Old Debt
                                                Securities who do not participate in the Exchange
                                                Offers with respect thereto, including the following:
                                                (i) the New Debt Securities will be senior in right of
                                                payment to the Old Debt Securities not exchanged in the
                                                Exchange Offers, (ii) the Old Indentures will be amended
                                                to eliminate substantially all of the covenant protection
                                                provided by the Old Indentures and (iii) the trading market for the remaining Old Debt





                                                Securities will become more limited, which may adversely
                                                affect the liquidity and market price of the remaining Old
                                                Debt Securities. See "Risk Factors."

New Debt Securities........................     The terms of the New Debt Securities are identical
                                                to the terms of the Old Debt Securities, except that
                                                (i) the New Debt Securities grant the Company the Early
                                                Redemption Right and (ii) the New Debt Securities
                                                will be senior in right of payment to the Old Debt
                                                Securities. The New Debt Securities shall be issued
                                                pursuant to the New Indentures, qualified under the
                                                Trust Indenture Act of 1939, as amended (the "TIA"),
                                                which are identical to the Old Indentures, except (i)
                                                for the inclusion of the Early Redemption Right, and
                                                (ii) the New Indentures will contain subordination
                                                provisions making the New Debt Securities senior in right
                                                of payment to the Old Debt Securities not exchanged in the
                                                Exchange Offers. The Trustee and Registrar for the New Debt
                                                Securities is The Chase Manhattan Bank.

Early Redemption Right.....................     The New Debt Securities grant the Company the
                                                right to redeem such Securities for cash on or before
                                                April 1, 1999 in connection with the closing of the Star
                                                Gas Transaction for the following prices plus accrued but
                                                unpaid interest thereon (the "Redemption Prices"):

                                                New 10 1/8% Notes - 100% of face value
                                                New 9 3/8% Debentures - 100% of face value
                                                New 12 1/4% Debentures - 103.5% of face value

Seniority; Ranking  .......................     The New Debt Securities will be senior in right of
                                                payment to the Old Debt Securities not exchanged in
                                                the Exchange Offers.

New Junior Preferred Stock.................     The New Junior Preferred Stock is a newly authorized
                                                class of non-voting convertible junior preferred stock
                                                of the Company with dividend and liquidation rights which
                                                are in all material respects equal to those of the
                                                Company's Class A Common Stock, except for a liquidation
                                                preference of $.01 per share. Each share of New Junior
                                                Preferred Stock is convertible at the option of the holder at any time prior to the consummation of the Star Gas
                                                Transaction into one share of Class A Common Stock and is
                                                subject to mandatory conversion into share of Class A Common
                                                Stock if it is transferred prior to the consummation of the
                                                Star Gas Transaction. In

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                                       5
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

                                                addition, the certificate of designation for the New Junior
                                                Preferred Stock provides that the Company may elect to require the conversion of the New Junior Preferred Stock into shares of
                                                Class A Common Stock at any time after April 1, 1999. However, the Company has agreed not to exercise this right until it has complied with certain registration rights (the "Registration
                                                Rights") that were granted to Consenting Debt Holders in
                                                connection with the execution of the Old Debt Securities
                                                Agreements. The shares of New Junior Preferred Stock that are issued pursuant to the Exchange Offers (and the shares of Class
                                                A Common Stock into which they may be converted) shall be deemed to have the status of "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 as amended
                                                (the "Act") and may not be transferred, assigned or sold prior to the earlier to occur of (i) May 31, 1999 and (ii) the date on which the Company shall have complied with the Registration Rights, except pursuant to an available exemption from the registration requirements of the Act. As of June 30, 1998, on a pro forma basis, after giving effect to the Exchange Offers (assuming a 100% participation rate)
                                                and the concurrent Preferred Stock Exchange, the Company would have had approximately 797,000 shares of New Junior Preferred Stock outstanding. In connection with the consummation of the Star Gas
                                                Transaction, each share of New Junior Preferred Stock shall be exchanged (the "Exchange") for .13064 of a freely tradeable common unit (the "Units) of limited partner interest in the Partnership
                                                (with cash payable in lieu of fractional Units). Each Holder who participates in the Exchange Offers shall be deemed to have granted the Company an irrevocable proxy coupled with an interest (the "New
                                                Junior Preferred Stock Proxies") to vote all of the shares of New
                                                Junior Preferred Stock owned by such Holder in favor of the proposed
                                                Star Gas Transaction.


Agreements with Consenting Debt Holders....     Prior to the commencement of the Exchange Offers, Petro entered into the Old Debt Securities Agreements with the Consenting Debt Holders pursuant to which Petro has the right to redeem such securities in connection with the consummation of the Star Gas Transaction on the same terms as the Early Redemption Right. The Consenting Debt
                                                Holders have agreed to participate in the Exchange Offers. In connection with the execution of the Old Debt Securities

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                                       6
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
                                                Agreements, the Consenting Debt Holders received 3.3732 shares of
                                                New Junior Preferred Stock for each $1,000 of aggregate principal amount or of the Old Debt Securities owned by such Holders. The
                                                Consenting Debt Holders will not receive any additional shares of
                                                New Junior Preferred Stock for participating in the Exchange Offers.


Agreements with Consenting Preferred
Stockholders...............................     Prior to the commencement of the Exchange Offers, Petro entered into the Old
                                                Preferred Agreements with the Consenting Preferred Stockholders of 1,200,000 shares of Old Preferred Stock, representing 100% of such series, pursuant to which the Consenting Preferred Stockholders have agreed to exchange their shares of Old Preferred Stock on a one-for-one basis for shares of New Preferred Stock.
                                                The terms of the New Preferred Stock are identical to the terms of the Old
                                                Preferred Stock, except that the New Preferred Stock grants the Company the right to redeem such securities on or before April 1, 1999 in connection with the consummation of the Star Gas Transaction at $23 per share plus accrued but unpaid dividends thereon. The New Preferred Stock shall be issued pursuant to the New Preferred Stock Certificate of Designation" which, other than the
                                                Preferred Early Redemption Right, will be identical to the Old Preferred Stock
                                                Certificate of Designation. The Transfer Agent and Registrar for the New
                                                Preferred Stock will be American Stock Transfer & Trust Company. Each Holder of
                                                Old Preferred Stock who receives New Preferred Stock shall be deemed to have granted the Company the New Preferred Stock Proxies to vote all of the shares of
                                                New Preferred Stock owned by such Holder in favor of the Star Gas Transaction.
                                                In connection with the execution of the Old Preferred Agreements, the Consenting
                                                Preferred Stockholders received 3.3732 shares of New Junior Preferred Stock for each $1,000 in aggregate liquidation preference of Old Preferred Stock owned by such Holders. The Consenting Preferred Stockholders will not receive any additional shares of New Junior Preferred Stock in connection with the Preferred
                                                Stock Exchange.


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                                       7


                                 The Consents

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

Consents and Votes Required
to Adopt the Old Debt
Amendments.................................     Each of the Old Indentures requires that consents to the Old Debt Amendments be obtained from the Holders of not less than a majority in aggregate principal amount of the applicable issue of Old Debt Securities, except for the elimination of Section 4.08 - Change of Control, which requires a two-thirds consent.

The Old Debt Amendments

Old 10 1/8% Notes Indenture................     The Old Debt Amendments to the Old Indenture governing the Old 10 1/8% Notes
                                                (the "Old 10 1/8% Notes Indenture") would eliminate the following provisions from the Old 10 1/8% Notes Indenture:

                                                (i) Section 4.03. Limitation on Funded Debt
                                                (ii) Section 4.04. Limitation on Debt and Preferred Stock of Subsidiaries
                                                (iii) Section 4.05. Limitation on Restricted Payments
                                                (iv) Section 4.06. Limitation on Restrictions on Distributions from Subsidiaries
                                                (v) Section 4.07. Limitation on Transactions with Affiliates
                                                (vi) Section 4.08. Change of Control
                                                (vii) Section 4.09. Limitation on Liens on Subsidiary Stock
                                                (viii) Section 4.12. Refinancing Debt
                                                (ix) Section 5.01. When Company Many Merge or Transfer Assets

Old 9 3/8% Debentures Indenture ...........     The Old Debt Amendments to the Old Indenture governing the Old 9 3/8% Debentures
                                                (the "Old 9 3/8% Debentures Indenture") would eliminate the following provisions from the Old 9 3/8% Debentures Indenture:

                                                (i) Section 4.03. Limitation on Funded Debt
                                                (ii) Section 4.04. Limitation on Debt and Preferred Stock of Subsidiaries
                                                (iii) Section 4.05. Limitation on Restricted Payments
                                                (iv) Section 4.06. Limitation on Restrictions on Distributions from Subsidiaries

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                                       8

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

                                                (v) Section 4.07. Limitation on Transactions with Affiliates
                                                (vi) Section 4.08. Change of Control
                                                (vii) Section 4.09. Limitation on Liens on Subsidiary Stock
                                                (viii) Section 5.01. When Company Many Merge or Transfer Assets


Old 12 1/4% Debentures Indenture...........     The Old Debt Amendments to the Old Indenture governing the Old 12 1/4%
                                                Debentures (the "Old 12 1/4% Debentures Indenture") would eliminate the following provisions from the Old 12 1/4% Debentures Indenture:

                                                (i) Section 4.03. Limitation on Funded Debt
                                                (ii) Section 4.04. Limitation on Debt and Preferred Stock of Subsidiaries
                                                (iii) Section 4.05. Limitation on Restricted Payments
                                                (iv) Section 4.06. Limitation on Restrictions on Distributions from Subsidiaries
                                                (v) Section 4.07. Limitation on Transactions with Affiliates
                                                (vi) Section 4.08. Change of Control
                                                (vii) Section 4.09. Limitation on Liens on Subsidiary Stock
                                                (viii) Section 5.01. When Company Many Merge or Transfer Assets

Supplemental Indentures....................     Although the Supplemental Indenture for each issue of Old Debt Securities will be executed upon receipt of the Minimum Debt Exchanges, the provisions of each such Supplemental Indenture will not become operative until all of the Exchange
                                                Offers are consummated. In the event that any Exchange Offer expires without the
                                                Company's having accepted any Old Debt Securities in such Exchange Offer, the
                                                Supplemental Indenture with respect to such Old Debt Securities, although executed, will not become operative and will be null and void and the terms and provisions of the Old Indenture as originally executed (under which such Old
                                                Debt Securities were issued) will continue to govern such Old Debt Securities.


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                                       9

                                    General

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



Ranking....................................     The New Debt Securities will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in each of the New Debt Indentures) of the Company. The New Debt
                                                Securities will be senior in right of payment to any Old Debt Securities not exchanged in the Exchange Offers. As of June 30, 1998, the Old Debt Securities
                                                were, and the New Debt Securities would have been, subordinated in right of payment to approximately $78 million of Senior Debt. In addition, the Old Debt
                                                Securities were, and the New Debt Securities will be, effectively subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries which, as of June 30, 1998, totalled approximately $6 million, consisting primarily of trade payables.

                                                The New Preferred Stock will rank pari passu in right of payment with respect to all Parity Securities and junior in right of payment to all Senior Securities
                                                (as these terms are defined in the New Preferred Stock Certificate of
                                                Designation), including the Company's 1989 Preferred Stock and the Class B
                                                Common Stock (as defined in the New Preferred Stock Certificate of Designation).
                                                As of June 30, 1998, the New Preferred Stock would have been (a) junior in right of payment to approximately $287 million of total Indebtedness (as defined) of the Company, (b) junior in right of payment to 11,000 shares of Class B Stock, having an aggregate liquidation preference of $0.1 million, and (c) junior in right of payment to 8,334 shares of 1989 Preferred Stock, having an aggregate liquidation preference of $8.3 million.

Expiration Date............................     The Expiration Date of the Exchange Offers will be 5:00 p.m. on September 24,
                                                1998 unless the Exchange Offers are extended, in which case the term "Expiration
                                                Date" shall mean the last date to which the Exchange Offers are extended, but no later than November 1, 1998. See "The Exchange Offers -- Expiration Date;
                                                Termination; Extensions; Amendments."

Holders....................................     The term "Holder" with respect to the Old Debt Securities means any person in whose name Old Debt Securities are registered on the books of the Company.

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                                       10
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
How to Exchange............................     A Holder electing to tender Old Debt Securities should either (i) complete and sign the applicable Letter of Transmittal, have the signatures thereon guaranteed if required by Instruction 3 thereof and mail or deliver such Letter of Transmittal together with the Old Debt Securities and any other required documents to the Exchange Agent, at the address set forth on the back cover page of this Offering Circular, or effect a tender of Old Debt Securities pursuant to the procedures for book-entry transfer as set forth under "The Exchange Offers
                                                -- Procedure for Tendering," or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Holders will not be obligated to pay any brokerage commissions or solicitation fees in connection with the Exchange Offers. Holders who tender their Old Debt
                                                Securities will be deemed to have consented to the Debt Amendments and shall be deemed to have granted the Company an irrevocable proxy coupled with an interest to vote all shares of New Junior Preferred Stock owned by such Holders in favor of the Star Gas Transaction.

Withdrawal Rights and
 Revocation................................     Tenders of any issue of Old Debt Securities may be withdrawn and Old Debt
                                                Consents may be revoked at any time until the Minimum Debt Exchange with respect to the applicable issue of Debt Securities has been received and accepted by the
                                                Company. Old Debt Securities not otherwise accepted by the Company may also be withdrawn at any time after November 1, 1998. See "The Exchange Offers --
                                                Withdrawal Rights."


Acceptance of Old Debt Securities and
  Delivery of New Debt Securities and New
  Junior Preferred Stock...................     Subject to the satisfaction or waiver of all conditions of the Exchange Offers, the Company will accept all Old Debt Securities validly tendered on or prior to the Expiration Date. Promptly thereafter, the Company will deliver the New Debt
                                                Securities to be delivered in exchange for the applicable Old Debt Securities and the New Junior Preferred Stock to be delivered to exchanging Holders in consideration for participating in the Exchange Offers and granting the Old Debt
                                                Consents. See "The Exchange Offers."

Exercise of Early Redemption Right.........     Notice of exercise of the Early Redemption Right will be mailed to the Holders of New Debt

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                                       11

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

                                                Securities at least three days before the date (the "Payment Date") on which the
                                                Company proposes to exercise the Early Redemption. The Notice will identify the
                                                New Debt Securities to be redeemed and will state the Payment Date, the
                                                Redemption Price, the name and address of the Paying Agent, that the New Debt
                                                Securities must be surrendered to the Paying Agent to collect the Redemption
                                                Price and that unless the Company defaults in paying the Redemption Price, interest and dividends, as applicable, on the New Debt Securities shall cease to accrue on and after the Payment Date. On or prior to the Payment Date, the
                                                Company will deposit with the Paying Agent (or if the Company or a subsidiary is the paying agent, will segregate and hold in trust) money sufficient to pay the aggregate Redemption Price for the New Debt Securities.

Federal Income Tax
  Consequences.............................     For a discussion of certain U.S. federal income tax consequences of the Exchange
                                                Offers to participating Holders of Old Debt Securities, see "Certain U.S.
                                                Federal Income Tax Considerations."

Information Agent..........................     Morrow & Co., Inc. is serving as Information Agent in connection with the
                                                Exchange Offers. Its telephone number is (212) 754-8000 or (800) 662-5200.
                                                Requests for additional copies of this Offering Circular and any Letter of
                                                Transmittal should be directed to the Information Agent at its address and telephone number set forth on the back of this Offering Circular.

Exchange Agent for Old Debt Securities.....     The Chase Manhattan Bank has been appointed as the Exchange Agent for the Old
                                                Debt Securities Exchange Offers. Its telephone number is (214) 946-5678.
                                                Questions and requests for assistance may be directed to the Exchange Agent.


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                                       12

                                   RISK FACTORS

    This Offering Circular includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes that its plans, intentions and expectations rejected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved Important factors that could cause actual results to differ materially from the Company's forward looking statements are set forth below and elsewhere in this Offering Circular. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

    Participation in the Exchange Offers is subject to a number of material risks, including those enumerated below. Prior to deciding whether to participate in the Exchange Offers, each Holder should carefully consider all of the information contained in this Offering Circular, especially the factors described or cross-referenced in the following paragraphs:

Leverage; Ability to Service Debt and Pay Preferred Stock Dividends

    At June 30, 1998 the Company had outstanding an aggregate of $287 million of long-term debt (including current portion) and $38 million of redeemable preferred stock and had a stockholders' deficiency of $175 million. Of such long-term debt and preferred stock, $12 million, $25 million and $27 million matures in 1999, 2000 and 2001, respectively. In addition, the Company may incur additional indebtedness and issue additional redeemable preferred stock from time to time to refinance its existing indebtedness, or for other general corporate purposes. The degree to which the Company is leveraged could have important consequences to holders of the Old Debt Securities including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest, dividends, principal and other repayment obligations, thereby reducing the funds available to the Company for its operations and future acquisitions, (ii) the Company's ability to obtain additional financing in the future may be impeded and (iii) the Company's degree of leverage may make it vulnerable to a downturn in its business or of the economy in general. In the event that the Company is unable to complete the Star Gas Transaction, it may need to find alternate sources of additional equity capital and it may need to seek to restructure its debt obligations and preferred stock, of which there can be no assurances.

Further Subordination of Old Debt Securities

    The consummation of the Exchange Offers will significantly increase the amount of debt that will be senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offers. Assuming the Minimum Debt Exchanges, the consummation of the Exchange Offers would result in an aggregate of $185.6 million in New Debt Securities becoming senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offers. The foregoing is the minimum amount: exchanges in excess of the Minimum Debt Exchanges would further increase the principal amount of the New Debt Securities that would be senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offer. The New Debt Securities will constitute Senior Debt (as defined in the Old Indentures) and consequently, the New Debt Securities will rank senior in right of payment to the Old Debt Securities.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt, including holders of the New Debt Securities, will be entitled to be paid in full before any payment may be made with respect to the Old Debt Securities. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the Old Debt Securities will participate ratably with all holders of subordinated indebtedness of the Company that is deemed to be of the same class as the Old Debt Securities, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Old Debt Securities. As a result, holders of Old Debt Securities may receive less, ratably than the holders of New Debt Securities and other Senior Debt.

Adverse Effects of the Old Debt Amendments on Holders of Unexchanged Old Debt Securities

    Upon completion of the Exchange Offers, the Old Indentures will be amended to remove substantially all of the covenants, including covenants that currently restrict the Company's and its subsidiaries' abilities to (i) incur additional debt and issue additional preferred stock, (ii) make dividends, distributions, and other payments with respect to their capital stock and subordinated debt,
(iii) limit subsidiary dividends, (iv) enter into transactions with affiliates and (v) create liens. Such amendments will also terminate the Company's obligation to repurchase the Old Debt Securities upon certain change of control events, including the Star Gas Transaction. As of the date of this Offering Circular, 57.8% of the Holders of the Old Debt Securities have agreed to participate in the Exchange Offers. See "Agreements with Consenting Debt Holders." The elimination of these covenants could permit the Company and its subsidiaries to take actions that could increase the credit risks associated with the Old Debt Securities, reduce the market price for the Old Debt Securities, or otherwise adversely affect the interests of holders of the Old Debt Securities. In addition, the New Debt Securities will be senior in right of payment to the Old Debt Securities.

    The proposed Old Debt Amendments are intended to facilitate the consummation of the Star Gas Transaction and will have the effect of providing the Company with flexibility to, among other things, incur debt, pay dividends and make other payments with respect to its capital stock and subordinated debt, enter into transactions with affiliates and create liens. See "The Old Debt Amendments."

Adverse Effects on Trading Markets

    The consummation of the Exchange Offers will significantly reduce the amounts of Old Debt Securities available for trading ("float"). Such reductions in float may adversely affect the liquidity and market prices for the Old Debt Securities, possibly to a significant degree. Any such reduction in float may also increase the volatility of market prices for the Old Securities. The extent of the markets, if any, for the Old Debt Securities, would depend on the amount of Old Debt Securities that continue to be outstanding, the number of holders of Old Debt Securities, the interest in maintaining a market in the Old Debt Securities on the part of securities firms, and other factors. As a result, there can be no assurance that any trading market for the Old Debt Securities will exist after consummation of the Exchange Offers.

Liquidity of the New Debt Securities

    There is no public market for the New Debt Securities, and the Company does not intend to apply for listing of the New Debt Securities on any securities exchange. No assurance can be given that an active trading market for the New Debt Securities will develop or as to the liquidity of the trading market for the New Debt Securities. If an active public market does not develop, the market price and liquidity of the New Debt Securities may be adversely affected.


                        BACKGROUND OF THE EXCHANGE OFFERS

                                   The Company

    Petro is a Minnesota corporation engaged primarily in the retail distribution of home heating oil in the Northeast and Mid-Atlantic states. Petro believes that it is the largest retail distributor of home heating oil in the United States, serving approximately 350,000 customers from 24 branch locations with total sales of approximately $548.1 million for the year ended December 31, 1997. As an adjunct to its retail distribution business, Petro installs and repairs heating equipment. Such services are typically not designed to generate profits and are considered by Petro's management to be an integral part of the basic heating oil business. To a limited extent, Petro also markets other petroleum products, including diesel fuel and gasoline, to commercial customers. In addition to its heating oil business, Petro currently owns a 40.66% equity interest in the Partnership. Star Gas Corporation, a Delaware corporation and a wholly-owned subsidiary of Petro, is the general partner of the Partnership and Star Gas Propane, L.P., a Delaware limited partnership (the "Operating Partnership").

    Petro's executive offices are located at 2187 Atlantic Avenue, Stamford, Connecticut 06902. Petro's telephone number is (203) 325-5400.

                                 The Partnership

    The Partnership is a Delaware limited partnership engaged, through the Operating Partnership, primarily in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. Propane is used primarily as fuel for space and water heating and cooking by the Partnership's residential and commercial customers, which customers constitute the largest portion of its customer base. The Partnership believes that it is the eighth largest retail propane distributor in the United States, serving approximately 166,000 customers from 74 branch locations in 13 states in the Midwest and Northeast with total sales of approximately $135 million for the year ended September 30, 1997. In addition to its retail business, the Partnership, through the Operating Partnership, serves approximately 50 wholesale customers from its wholesale operation in southern Indiana. The Partnership owns a 99% limited partnership interest in, and is the sole limited partner of, the Operating Partnership.

    The executive offices of the Partnership are located at 2187 Atlantic Street, Stamford, Connecticut 06902. The Partnership's telephone number is (203) 328-7300.

      The Star Gas Transaction; Purposes and Effects of the Exchange Offers

    On August 14, 1998, Petro announced that it had reached an agreement in principle with the Partnership to enter into a strategic business combination in which Petro would become a wholly owned indirect subsidiary of the Partnership substantially as described in that certain Press Release dated August 14, 1998, a copy of which is attached hereto as Exhibit A. The Exchange Offers are being made in connection with the Star Gas Transaction. Among other matters, the Star Gas Transaction is subject to the receipt of the Minimum Debt Exchanges.

         Petro has reported disappointing financial results in 1997 and 1998 for several reasons. The primary factor has been the past two years of back-to-back warm winters in the Company's core Northeast and Mid-Atlantic markets, with this past year being the warmest of the century. In addition, the Company has experienced customer attrition which has eroded its account base and negatively impacted its earnings. In an effort to deal with these problems, Petro has undertaken a corporate restructuring program to regionalize its operations and reduce expenses. While this program reduced attrition and improved operating performance, it has not been sufficient to offset the effect of the last two winters' weather.

    Although Petro's recently reported financial results reflect these improvements, the Company is still very highly leveraged with a 7.3x net Debt/EBITDA ratio and a 1.2x EBITDA/Interest ratio for the twelve months ended June 30, 1998. At June 30, 1998 the Company had outstanding an aggregate of $287 million in long term debt, (including current portion) and $38 million of redeemable preferred stock and had a stockholders' deficiency of $175 million. In addition, the Company's ability to improve its highly leveraged condition is severely limited by the unavailability of capital. Petro's negative annual cash flow after maintenance capital expenditures and the payment of its fixed obligations have caused it to halt investing in its regionalization and acquisitions programs. In addition, Petro faces significant debt amortization payments beginning in 2000.

    In order to address this situation, Petro has reached an agreement in principle to combine with the Partnership, of which it is the general partner. As part of the Transaction, Petro will become a wholly owned indirect subsidiary of the Partnership and will be recapitalized as follows. The Partnership will issue 6.5 million new Common Units and $120 million of new debt using the proceeds primarily to repay Petro's public debt and preferred stock. This will enable the Company to redeem the New 10 1/8% Notes, the New 9 3/8% Debentures and the New 12 1/4% Debentures at 100%, 100% and 103.5% of principal amount, respectively, plus accrued interest pursuant to the Early Redemption Right. Given Petro's financial condition, the value at which the Old Debt Securities were trading prior to the announcement that the Company was seeking to recapitalize, and the Company's prospects without this restructuring, the Company believes this redemption should be attractive to the holders of Old Debt Securities.

    The Early Redemption Right will be implemented through the Exchange Offers in which the participating Holders of Old Debt Securities will receive New Debt Securities identical to the old except (i) for the Early Redemption Right, and
(ii) the New Debt Securities will be senior in right of payment to the Old Debt Securities not exchanged in the

Exchange Offers. Petro has authorized the issuance of approximately 797,000 shares of New Junior Preferred Stock, representing 3% of the Company's outstanding equity, to be issued to the Holders that agree to exchange their Old Debt Securities (as well as to Holders of Old Preferred Stock who exchange such securities for New Preferred Stock). Under this plan, Petro will pay to each exchanging holder a fee of 3.3732 shares of New Junior Preferred Stock per $1,000 of principal amount exchanged. The New Junior Preferred Stock will be exchanged for Common Units at the closing of the Transaction or is convertible into shares of the Company's Class A Common Stock at any time at the option of the holder. This fee will be payable to participating Holders upon the consummation of the Exchange Offers, regardless of whether the Transaction itself is consummated.

    Petro's management has met with 13 of its largest institutional investors which own over 57.8% in aggregate principal amount of the Old Debt Securities and 100% of the Old Preferred Stock to review the Transaction and negotiate the terms of the Early Redemption Right. All 13 of these investors support the Transaction and have agreed to exchange their securities. However, the Transaction is conditioned upon the Holders of 90% in aggregate principal amount of the Old Debt Securities participating in the Exchange Offers. Therefore, Petro is asking the Holders of all Old Debt Securities to exchange in order to proceed with the Transaction.

    The Company believes the Transaction is in the best interest of all Holders of Old Debt Securities. Under its current capital structure Petro does not have the funds to improve its highly leveraged credit condition. In the event that less than 90% of the Old Debt Securities are exchanged, Petro will be unable to proceed with the Transaction which could cause the market prices for the Old Debt Securities to decline. In the longer run, if the Transaction is not completed Petro faces significant amortization payments that may be difficult to refinance. Petro currently intends to take advantage of the capital market for MLP's, depending on market conditions, in order to raise capital to repay its public debt at a premium to their recent trading values pursuant to the Early Redemption Right. In addition, Petro will issue to exchanging Holders shares of New Junior Preferred Stock that will be exchanged into Common Units at the closing of the Transaction.

    The proposed Old Debt Amendments are intended to facilitate the consummation of the Star Gas Transaction. In addition, following the completion of the Star Gas Transaction, the Old Debt Amendments will have the effect of providing the Company with flexibility to, among other things, incur debt, pay dividends and make other payments with respect to the Company's capital stock and subordinated debt, limit subsidiary dividends, enter into transactions with affiliates and create liens by eliminating the restrictions on such activities provided for in the Old Indebtures. See "The Old Debt Amendments."


                               THE EXCHANGE OFFERS

The Exchange Offers

    Petro hereby offers upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying applicable Letter of Transmittal to exchange the securities set forth below for the following securities of the Company:


    For Each $1,000 Principal Amount of:              The Holder Will Receive:
    ------------------------------------              ------------------------
         Old 10 1/8% Notes                   $1,000 principal amount of New 10 1/8% Notes plus 3.3732
                                             shares of New Junior Preferred Stock

         Old  9 3/8% Debentures              $1,000 principal amount of New 9 3/8% Debentures plus 3.3732 shares of New Junior Preferred Stock

         Old 12 1/4% Debentures              $1,000 principal amount of New 12 1/4% Debentures plus
                                             3.3732 shares of New Junior Preferred Stock


    In order for the Old Debt Amendments to become effective, each of the Old Indentures requires that consents be obtained from the Holders of not less than a majority in aggregate principal amount of the applicable issue of Old Debt Securities, except for the elimination of Section 4.08 - Change in Control, which requires a two-thirds consent. Each Holder of Old Debt Securities who exchanges such Old Debt Securities for New Debt Securities pursuant to the Exchange Offers shall be deemed to have granted a consent to certain amendments to the Old Indentures described herein. The Old Debt Consents will be effective upon the consummation of the Exchange Offers. Among other things, the Debt Amendments would eliminate substantially all covenants from the Old Indentures. See "Risk Factors." HOLDERS WHO EXCHANGE OLD DEBT SECURITIES FOR NEW DEBT SECURITIES WILL BE DEEMED TO HAVE CONSENTED TO THE OLD DEBT AMENDMENTS.

    This Offering Circular and the applicable Letter of Transmittal are first being mailed to Holders on or about August 26, 1998.

General

    As of August 15, 1998, there were outstanding $50 million aggregate principal amount of Old 10 1/8% Notes, $75 million aggregate principal amount of Old 9 3/8% Debentures and $81.25 million aggregate principal amount of Old
12 1/4% Debentures.

    The Company expressly reserves the right, in its discretion, to (a) waive any condition to the Exchange Offers (other than compliance with qualification of the New Indentures under the TIA), (b) extend the Exchange Offers, (c) amend the terms of the Exchange Offers or (d) subject to the provisions of the Old Debt Securities Agreements, modify the consideration to be paid by the Company pursuant to the Exchange Offers, provided that any such modified increased consideration will be provided to all tendering Holders, even if they previously tendered Old Debt Securities in the Exchange Offers prior to the modification.

    Tendering Holders will not be obligated to pay brokerage commission fees or transfer taxes with respect to the exchange of Old Debt Securities pursuant to the Exchange Offers. The Company will pay all charges and expenses of the Exchange Agent, the Information Agent and the Depositary in connection with the Exchange Offers.

Expiration Date; Extensions; Termination; Amendments

    The term "Expiration Date" shall mean 5:00 P.M. New York City time on September 24, 1998, unless the Company, in its sole discretion, extends the Exchange Offers in which case the term "Expiration Date" shall mean the last date to which the Exchange Offers are extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offers for a specified period or on a daily basis.

    The Company expressly reserves the right to (i) extend the Exchange Offers or to terminate the Exchange Offers and not accept any Old Debt Securities previously tendered if any of the conditions set forth herein under "-- Conditions of the Exchange Offers" shall exist or shall have occurred and shall not have been waived or satisfied by the Company, by giving oral or written notice of such extension or termination to the Exchange Agent, or (ii) amend at any time, or from time to time, the terms of any of the Exchange Offers in any manner deemed by it to be advantageous to the Holders of any issue of the Old Debt Securities. Any such extension, termination or amendment will be followed as promptly as practicable by a public announce ment thereof. If the terms of any of the Exchange Offers are amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offers for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Debt Securities, if the Exchange Offers would otherwise expire during such period. Any such extension shall be in compliance with the applicable rules and regulations of the Commission.

    Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Exchange Offers, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service. Any amendment applicable to the Exchange Offers will apply to Old Debt Securities tendered regardless of when or in what order such Old Debt Securities are tendered.

Procedure for Tendering

    The acceptance by a Holder of the Exchange Offers pursuant to one of the procedures set forth below will constitute an agreement between the such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal.

    Valid Tender. For Holders validly to tender Old Debt Securities pursuant to the Exchange Offers, such Old Debt Securities, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof or an Agent's Message (as defined in "-- Book-Entry Transfer") in connection with a book-entry transfer, and any other required documents must be transmitted to and received by the Exchange Agent at the appropriate address set forth on the back page of this Offering Circular on or prior to the Expiration Date, except as otherwise provided for under "-- Book-Entry Transfer" or "-- Guaranteed Delivery" below. The white Letter of Transmittal relates to the Old 10 1/8% Notes. The green Letter of Transmittal relates to the Old 9 3/8% Debentures.
The blue Letter of Transmittal relates to the Old 12 1/4% Debentures.

    LETTERS OF TRANSMITTAL AND OLD DEBT SECURITIES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT. NO LETTER OF TRANSMITTAL AND NO OLD DEBT SECURITIES SHOULD BE SENT TO THE COMPANY.

    Signatures on the Letter of Transmittal need not be guaranteed by an "Eligible Institution" defined as a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc. having an office in the United States, if the Old Debt Securities tendered pursuant thereto are tendered: (i) by a registered Holder of the Old Debt Securities who has not completed the boxes entitled "Special Issue Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or (ii) for the account of an Eligible Institution. If Old Debt Securities Stock are registered in the name of a person other than the signer of the Letter of Transmittal, the Old Debt Securities must be endorsed by the registered holder, or be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to the Company duly executed by the registered holder, in either case with the signature guaranteed by an Eligible Institution.

    Tenders of Old Debt Securities must be made in principal amounts of $1,000 and integral multiples thereof. If less than the entire principal amount of any Old Debt Securities evidenced by a submitted certificate(s) is tendered, the tendering Holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal with respect to the deposit being made, but only to the extent of the principal amount of Old Debt Securities being tendered. A reissued certificate representing such Old Debt Securities for the principal amount not exchanged will be sent to such Holder, unless otherwise provided in the appropriate box on the Letter of Transmittal. The entire principal amount represented by the certificates for all Old Debt Securities deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

    Holders who exchange Old Debt Securities pursuant to the Exchange Offers shall be deemed to have consented to the Old Debt Amendments and shall be deemed to have granted the Company with an irrevocable proxy coupled with an interest to vote all shares of New Junior Preferred Stock owned by such Holders in favor of the Star Gas Transaction.

    The term "Holder" with respect to tenders of Old Debt Securities means any person in whose name Old Debt Securities are registered on the books of the Company on the Record Date.

    The method of delivery of the applicable Letter of Transmittal and all other required documents to the Depositary is at the election and risk of each Holder. Except as otherwise provided herein, such delivery will be deemed made only when actually received. Instead of effecting delivery by mail, it is recommended that Holders use an overnight or hand delivery service. If documents are sent by mail, registered mail, with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery. NO DOCUMENTS SHOULD BE SENT TO THE COMPANY.

    Book-Entry Transfer. The Exchange Agent will make available an account with respect to the Old Debt Securities at The Depository Trust Company ("DTC"), for purposes of the Exchange Offers, and any financial institution that is a participant in the DTC system may make book-entry delivery of Old Debt Securities by causing DTC to transfer such Old Debt Securities into such account in accordance with DTC's procedures for such transfer. However, although delivery of Old Debt Securities may be effected through book-entry transfer at DTC, in any case either (i) the Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message, and any other required documents, must be transmitted to and received by the Exchange Agent at the appropriate address set forth on the back page of this Offering Circular on or prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

    The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Debt Securities, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

    Guaranteed Delivery. If a Holder desires to tender Old Debt Securities and such Holder's certificates for Old Debt Securities are not immediately available or time will not permit such Holder's certificates for Old Debt Securities or other required documents to reach the Exchange Agent before the Expiration Date, such Holder's tender may be effected if:

     (1)  such tender is made through an Eligible Institution; and

     (2) prior to the Expiration Date the Exchange Agent shall have received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Company; and

     (3) the certificates for all tendered Old Debt Securities, or a confirmation of a book-entry transfer of such Old Debt Securities into the Exchange Agent's account at DTC as described above, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the Expiration Date.

    Miscellaneous. All questions as to the form of documents and the validity (including time of receipt) and acceptance for exchange of tendered Old Debt Securities will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company also reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offers or any defect or irregularity in the tender of any of the Old Debt Securities. The Company's interpretation of the terms and conditions of the Exchange Offers (including the Letter of Transmittal and the Instructions thereto) will be final. No tender of Old Debt Securities will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities in tenders nor shall any of them incur any liability for failure to give such notification.

    Any beneficial holder whose Old Debt Securities are registered or held of record in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to exchange such Old Debt Securities should contact such registered holder or holder of record promptly and instruct such Holder to exchange such Old Debt Securities on his behalf. If such beneficial holder wishes to tender Old Debt Securities, such beneficial holder must prior to completing and executing the Letter of Transmittal, either make appropriate arrangements to register ownership of the Old Debt Securities in such Holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership of Old Debt Securities may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

    Signatures on each Letter of Transmittal must be guaranteed unless executed
(i) by a registered holder of Old Debt Securities who has not completed the boxes on the Letter of Transmittal entitled "Special Issue Instructions" or "Special Delivery Instructions" or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

    If the Letter of Transmittal Letter, or any certificates, bond powers, stock powers or proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of authority to so act must be submitted.

    If a Holder desires to tender Old Debt Securities pursuant to the Exchange Offers, but is unable to locate the Old Securities to be tendered, such Holder should write to or telephone the Exchange Agent about procedures for obtaining replacement certificates for Old Debt Securities.

Acceptance of Old Debt Securities; Delivery of New Debt Securities and New
 Junior Preferred Stock

    Upon the terms and subject to the satisfaction or waiver of all conditions to the Exchange Offers, the acceptance for exchange of Old Debt Securities validly tendered and not withdrawn and delivery of New Debt Securities and New Junior Preferred Stock will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offers, the Company shall be deemed to have accepted for exchange validly tendered Old Debt Securities when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving New Debt Securities and New Junior Preferred Stock from the Company and transmitting the New Debt Securities and New Junior Preferred Stock to such Holders. Tendered Old Debt Securities not accepted for exchange by the Company will be returned without expense to the tendering Holders as promptly as practicable following the Expiration Date.

    The Company expressly reserves the right to delay acceptance of any tendered Old Debt Securities or terminate the Exchange Offers and not accept for exchange any tendered Old Debt Securities not theretofore accepted at its sole discretion if any conditions set forth under "--Conditions of the Exchange Offers" shall not have been satisfied or waived by the Company or to comply, in whole or in part, with any applicable law. If, for any reason, acceptance for exchange of, or delivery of the New Debt Securities in exchange for, Old Debt Securities pursuant to the Exchange Offers is delayed, or the Company is unable to accept Old Debt Securities for exchange, or to issue or deliver the New Debt Securities, then without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company, retain tendered Old Debt Securities and such Old Debt Securities may not be withdrawn except to the extent that the tendering Holder is entitled to withdrawal rights as described in "--Withdrawal Rights" below. Notwithstanding the foregoing, the Company will pay the consideration offered or return the Old Debt Securities tendered promptly after the termination or withdrawal of the Exchange Offers.

Withdrawal Rights

    Tenders of any issue of Old Debt Securities may be withdrawn and Old Debt Consents may be revoked at any time until the Minimum Debt Exchanges with respect to the applicable issue of Old Debt Securities have been received and accepted by the Company. Old Debt Securities not otherwise accepted by the Company may also be withdrawn at any time after November 1, 1998.

    Holders who wish to exercise rights of withdrawal must give notice thereof in writing or by facsimile transmission, which notice must be timely received by the Exchange Agent at its address specified under "--Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Old Debt Securities to be withdrawn, the name in which the Old Debt Securities are registered, if different from that of the tendering Holder, and the principal amount of Old Debt Securities to be withdrawn and must be signed by the registered holder who tendered such Old Debt Securities in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the registered ownership of the Old Debt Securities being withdrawn. If Old Debt Securities to be withdrawn have been delivered to the Exchange Agent, they will not be released until the Exchange

Agent shall have received written notice of withdrawal on which the serial numbers on such Old Debt Securities are shown and the holder's signature has been guaranteed by an Eligible Institution. If the Old Debt Securities to be withdrawn have been tendered pursuant to the procedures for book-entry delivery as set forth above under "--Procedure for Tendering," (i) any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Debt Securities and (ii) withdrawal will be effective immediately upon receipt by the Exchange Agent of the notice or withdrawal, even if physical release of the certificates has not yet been effected. Properly withdrawn Old Debt Securities will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. All questions as to validity, form and eligibility (including time of receipt) of the notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding.

    Withdrawal of tenders may not be rescinded, and any Old Debt Securities withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers. However, properly withdrawn Old Debt Securities may be retendered by following one of the procedures described in "--Procedure for Tendering" at any time prior to the Expiration Date.

Conditions of the Exchange Offers

    The Company may decline to accept any Old Debt Securities tendered if, without limitation, before the time of acceptance, there shall have occurred any of the following events that, in the Company's sole judgment, makes it inadvisable to proceed with such acceptance:


         (a) a statute, rule or regulation enacted or promulgated by any governmental authority shall be in effect or an order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission, or a preliminary or permanent injunction by a United States court of competent jurisdiction (collectively, a "Governmental Action") shall have been issued and remain in effect, which would have the effect of (i) making the Exchange Offers illegal or (ii) otherwise preventing consummation of the Exchange Offers; or

         (b) the Minimum Debt Exchanges shall not have been received by the Company prior to the Expiration Date; or

         (c) there shall have occurred or be likely to occur any event affecting the business or financial affairs or the Partnership or the Company that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offers or the Star Gas Transaction or that will, or is reasonably likely to, materially impair the contemplated benefits of the Star Gas Transaction, the Exchange Offers or the Old Debt Amendments to the Company; or

         (d) there shall have occurred (i) any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory), (ii) any material adverse change in the prices of the Old Debt Securities, (iii) a material impairment in the general trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (vii) any material adverse change in United States securities or financial markets
    - generally, or in the case of any of the foregoing existing at the time of the commencement of the solicitations a material acceleration or worsening thereof.

    In addition, the Company will not accept for exchange any Old Debt Securities tendered, and no New Debt Securities will be issued in exchange for any such Old Debt Securities, prior to the time that the New Indentures shall have been qualified under the TIA, or at any time at which there shall be a stop order with respect to the application for such qualification issued by the Commission that shall remain in effect. The Company may decline to accept any Old Debt Securities tendered to it if in the Company's sole judgment it would be required to register the New Debt Securities and New Junior Preferred Stock thereon under the Act.

    If any of the foregoing events shall have occurred, the Company may (i) terminate the Exchange Offers and return all tendered Old Debt Securities to exchanging Holders (ii) extend the Exchange Offers and retain all tendered Old Debt Securities until the Expiration Date or (iii) waive the unsatisfied conditions (other than the receipt of the order of the Commission pursuant to the TIA, which cannot be waived) with respect to the Exchange Offers and accept all tendered Old Securities, as the case may be.

    All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company, in whole or in part at any time and from time to time. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

    The Chase Manhattan Bank will act as Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers and the Letters of Transmittal should be addressed to the Exchange Agent as follows:

          By Mail:                 By Facsimile:       By Overnight or Hand:

  The Chase Manhattan Bank        (214) 946-5932     The Chase Manhattan Bank
c/o Chase Bank of Texas, N.A.                      c/o Chase Bank of Texas, N.A.
1201 Main Street, 18th Floor                      1201 Main Street, 18th Floor
   Dallas, Texas 75202                                 Dallas, Texas 75202
     Attn: Frank Ivins                                 Attn: Frank Ivins
Personal and Confidential                          Personal and Confidential




                               Telephone Number:

                                (214) 946-5678




Information Agent

    Morrow & Co., Inc. has been appointed as Information Agent for the Exchange Offers. All inquiries relating to the Exchange Offers should be directed to the Information Agent at 445 Park Avenue, New York, New York 10022, telephone (212) 754-8000 or (800) 662-5200.

                       DESCRIPTION OF NEW DEBT SECURITIES

    The terms of the New Debt Securities are identical to the terms of the Old Debt Securities, except that (i) the New Debt Securities grant the Company the Early Redemption Right, and (ii) the New Debt Securities will be senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offers. The New Debt Securities grant the Company the right to redeem such Securities for cash on or before April 1, 1999 in connection with the closing of the Star Gas Transaction for the following prices (the "Redemption Prices") plus accrued but unpaid interest thereon:


New Debt Security                           Redemption Price
-----------------                           ----------------
                                            (Plus accrued but unpaid interest)
New 10 1/8% Notes                           100% of face value
New 9 3/8% Debentures                       100% of face value
New 12 1/4% Debentures                      103.5% of face value


    The New Debt Securities will be issued pursuant to the New Indentures, qualified under the TIA, which are identical to the Old Indentures, except (i) for the inclusion of the Early Redemption Right, and (ii) the New Indentures will contain subordination provisions making the New Debt Securities senior in right of payment to the Old Debt Securities not exchanged in the Exchange Offers. The Trustee and Registrar for the New Debt Securities is The Chase Manhattan Bank.

    Ranking. The New Debt Securities will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in each of the New Indentures). As of June 30, 1998, the Old Debt Securities were, and the New Debt Securities would have been subordinated in right of payment to approximately $78 million of Senior Debt. In addition, the New Debt Securities will be senior in right of payment to the Old Debt Securities which are not exchanged in the Exchange Offers. In addition, the Old Debt Securities were, and the New Debt Securities will be effectively subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries which, as of June 30, 1998, totalled approximately $6 million, consisting primarily of trade payables.

    Exercise of Early Redemption Right by the Company. Notice of exercise of the Early Redemption Right will be mailed to the Holders of New Securities at least three days before the date (the "Payment Date") on which the Company proposes to exercise the Early Redemption. The Notice will identify the New Securities to be redeemed and will state the Payment Date, the Redemption Price, the name and address of the Paying Agent, that the New Securities must be surrendered to the Paying Agent to collect the Redemption Price and that unless the Company defaults in paying the Redemption Price, interest and dividends, as applicable, on the New Securities shall cease to accrue on and after the Payment Date. On or prior to the Payment Date, the Company will deposit with the Paying Agent (or if the Company or a subsidiary is the paying agent, will segregate and hold in trust) money sufficient to pay the aggregate Redemption Price for the New Securities.

    Copies of the New Indentures and the Old Indentures are available upon request from the Company. Requests should be directed to Petroleum Heat and Power Co., Inc., Attention: George Leibowitz, Treasurer, 2187 Atlantic Street, Stamford, CT 06902 (telephone (203) 325-5470).

                     AGREEMENTS WITH CONSENTING DEBT HOLDERS

    Prior to the commencement of the Exchange Offers, Petro entered into the Old Debt Securities Agreements with the Consenting Debt Holders pursuant to which Petro has the right to redeem such securities on or before April 1, 1999 in connection with the consummation of the Star Gas Transaction on the same terms as the Early Redemption Right. The Consenting Debt Holders have agreed to participate in the Exchange Offers. In connection with the execution of the Old Debt Securities Agreements, the Consenting Holders received 3.3732 shares of New Junior Preferred Stock for each $1,000 of aggregate principal amount of the Old Debt Securities owned by such Holders. The Consenting Debt Holders will not receive any additional shares of New Junior Preferred Stock for participating in the Exchange Offers.


                AGREEMENTS WITH CONSENTING PREFERRED STOCKHOLDERS

    Prior to the commencement of the Exchange Offers, Petro entered into the Old Preferred Agreements with the Consenting Preferred Stockholders. The Consenting Preferred Stockholders are the holders of 1,200,000 shares of the Old Preferred Stock, representing 100% of such series, pursuant to which the Consenting Preferred Stockholders have agreed to exchange their shares of Old Preferred Stock on a one-for-one basis for shares of the New Preferred Stock. The terms of the New Preferred Stock are identical to the terms of the Old Preferred Stock, except that the New Preferred Stock grants the Company the Preferred Early Redemption Right to redeem such securities on or before April 1, 1999 in connection with the consummation of the Star Gas Transaction at $23 per share plus accrued but unpaid dividends thereon. The New Preferred Stock shall be issued pursuant to the New Preferred Stock Certificate of Designation which, other than the Preferred Early Redemption Right, will be identical to the Old Preferred Stock Certificate of Designation. The Transfer Agent and Registrar for the New Preferred Stock will be American Stock Transfer & Trust Company. Each holder of Old Preferred Stock who receives New Preferred Stock shall be deemed to have granted the Company a New Preferred Stock Proxy to vote all of the shares of New Preferred Stock owned by such holder in favor of the Star Gas Transaction. In connection with the execution of the Old Preferred Agreements, the Consenting Preferred Stockholders received 3.3732 shares of New Junior Preferred Stock for each $1,000 in aggregate liquidation preference of Old Preferred Stock owned by such holders. The Consenting Preferred Stockholders will not receive any additional shares of New Junior Preferred Stock in connection with the Preferred Stock Exchange.

    Ranking. The New Preferred Stock will rank pari passu in right of payment with respect to all Parity Securities (as defined in the New Preferred Stock Certificate of Designation), and junior in right of payment to all Senior Securities (as defined in the New Preferred Stock Certificate of Designation), including the Company's 1989 Preferred Stock, the Old Preferred Stock not exchanged pursuant to the Exchange Offers and the Class B Common Stock. As of June 30, 1998 the New Preferred Stock would have been (a) junior in right of payment to approximately $287 million of total Indebtedness (as defined) of the Company, (b) junior in right of payment to 11,000 shares of Class B Stock, having an aggregate liquidation preference of $0.1 million, and (c) junior in right of payment to 8,334 shares of 1989 Preferred Stock, having an aggregate liquidation preference of $8.3 million.

    Exercise of Early Redemption Right by the Company. Notice of exercise of the Preferred Early Redemption Right will be mailed to the Holders of New Preferred Stock at least three days before the date (the "Payment Date") on which the Company proposes to exercise the Preferred Early Redemption Right. The Notice will state the Payment Date, the Redemption Price, the name and address of the Paying Agent, that the New Preferred Stock must be surrendered to the Paying Agent to collect the Redemption Price and that unless the Company defaults in paying the Redemption Price, dividends on the New Preferred Stock shall cease to accrue on and after the Payment Date. On or prior to the Payment Date, the Company will deposit with the Paying Agent (or if the Company or a subsidiary is the paying agent, will segregate and hold in trust) money sufficient to pay the aggregate Redemption Price for the New Preferred Stock.

    Copies of the New Preferred Stock Certificate of Designation and the Old Preferred Stock Certificate of Designation are available upon request from the Company. Requests should be directed to Petroleum Heat and Power Co., Inc., 2187 Atlantic Street, Stamford, CT 06902, Attention: George Leibowitz, Treasurer (telephone (203) 325- 5470).

                    DESCRIPTION OF NEW JUNIOR PREFERRED STOCK

    The New Junior Preferred Stock is a newly authorized class of non-voting convertible junior preferred stock of the Company with dividend and liquidation rights which are in all material respects equal to those of the Company's Class A Common Stock, except for a liquidation preference of $.01 per share. Each share of New Junior Preferred Stock is convertible at the option of the holder at any time prior to the consummation of the Star Gas Transaction into one share of Class A Common Stock and is subject to mandatory conversion into share of Class A Common Stock if it is transferred prior to the consummation of the Star Gas Transaction. In addition, the certificate of designation for the New Junior Preferred Stock provides that the Company may elect to require the conversion of the New Junior Preferred Stock into shares of Class A Common Stock at any time after April 1, 1999. However, the Company has agreed not to exercise this right until it has complied with the Registration Rights that were granted to Consenting Debt Holders in connection with the execution of the Old Debt Securities Agreements and to Consenting Preferred Stockholders in connection with the execution of the Old Preferred Agreements.

    The shares of New Junior Preferred Stock that are issued pursuant to the Exchange Offers and the Preferred Stock Exchange (and the shares of Class A Common Stock into which they may be converted) shall be deemed to have the status of "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 as amended (the "Act") and may not be transferred, assigned or sold prior to the earlier to occur of (i) May 31, 1999 and (ii) the date on which the Company shall have complied with the Registration Rights, except pursuant to an available exemption from the registration requirements of the Act. In connection with the consummation of the Star Gas Transaction, each share of New Junior Preferred Stock shall be exchanged (the "Exchange") for
 .13064 of a freely tradeable common unit (the "Units) of limited partner interest in the Partnership (with cash payable in lieu of fractional Units).

    Each Holder who participates in the Exchange Offers shall be deemed to have granted the Company an irrevocable proxy coupled with an interest (the "New Junior Preferred Stock Proxies") to vote all of the shares of New Junior Preferred Stock owned by such Holder in favor of the proposed Star Gas Transaction.

    As of June 30, 1998, on a pro forma basis, after giving effect to the Exchange Offers (assuming a 100% participation rate) and the concurrent Preferred Stock Exchange, the Company would have had approximately 797,000 shares of New Junior Preferred Stock then outstanding.

    Copies of the New Junior Preferred Stock Certificate of Designation are available upon request from the Company. Requests should be directed to Petroleum Heat and Power Co., Inc., 2187 Atlantic Street, Stamford, CT 06902,
Attention: George Leibowitz, Treasurer (telephone (203) 325-5470).

                             THE OLD DEBT AMENDMENTS

    Because of certain restrictions in the Old Indentures, the Star Gas Transaction cannot be consummated without the receipt of the Old Debt Consents to the Old Debt Amendments. The Old Debt Amendments would make the changes described below to the Old Indentures. The Company is not presently in violation of any provisions of the Old Indentures. See "Background of the Exchange Offers -- The Star Gas Transaction; Purposes and Effects of the Exchange Offers."

Old 10 1/8% Notes Indenture

    The Old Debt Amendments to the Old 10 1/8% Notes Indenture would:

         1.   Eliminate Section 4.03 (Limitation on Funded Debt).

         2. Eliminate Section 4.04 (Limitation on Debt and Preferred Stock of Subsidiaries).

         3.   Eliminate Section 4.05 (Limitation on Restricted Payments).

         4. Eliminate Section 4.06 (Limitation on Restrictions on Distribution from Subsidiaries).

         5.   Eliminate Section 4.07 (Limitation on Transactions with
    Affiliates).

         6.   Eliminate Section 4.08 (Change of Control).

         7.   Eliminate Section 4.09 (Limitation on Liens on Subsidiary Stock).

         8.   Eliminate Section 4.12 (Refinancing Debt).

         9. Eliminate Section 5.01 (net worth restrictions in connection with limitations on mergers, consolidations and sales of assets).


Old 9 3/8% Debentures Indenture

    The Old Debt Amendments to the Old 9 3/8% Debentures Indenture would:

         1.   Eliminate Section 4.03 (Limitation on Funded Debt).

         2. Eliminate Section 4.04 (Limitation on Indebtedness and Preferred Stock of Subsidiaries).

         3.   Eliminate Section 4.05 (Limitation on Restricted Payments).

         4. Eliminate Section 4.06 (Limitation Restrictions on Distributions from Subsidiaries).

         5.   Eliminate Section 4.07 (Limitation on Transactions with
    Affiliates).

         6.   Eliminate Section 4.08 (Change of Control).

         7.   Eliminate Section 4.09 (Limitation on Liens on Subsidiary Stock).

         8. Eliminate Section 5.01 (net worth restrictions in connection with limitations on mergers, consolidations and sales of assets).

Old 12 1/4% Debentures Indenture

    The Old Debt Amendments to the Old 12 1/4% Debentures Indenture would:


         1.   Eliminate Section 4.03 (Limitation on Funded Debt).

         2. Eliminate Section 4.04 (Limitation on Indebtedness and Preferred Stock of Subsidiaries).

         3.   Eliminate Section 4.05 (Limitation on Restricted Payments).

         4. Eliminate Section 4.06 (Limitation Restrictions on Distributions from Subsidiaries).

         5.   Eliminate Section 4.07 (Limitation on Transactions with
    Affiliates).

         6.   Eliminate Section 4.08 (Change of Control).

         7.   Eliminate Section 4.09 (Limitation on Liens on Subsidiary Stock).

         8. Eliminate Section 5.01 (net worth restrictions in connection with limitations on mergers, consolidations and sales of assets).

    The Old Indentures provide that it is not necessary that Holders approve the particular form of any proposed supplemental indenture, but it is sufficient if such Holders approve the substance thereof. The foregoing statements are summaries of the Old Debt Amendments and are subject to the detailed provisions of the forms of supplemental indentures that will be used to effect the Old Debt Amendments.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS



    The following is a general discussion of certain material U.S. federal income tax considerations to Holders of Old Debt Securities relating to the Exchange Offers and the Old Debt Amendments. This summary is not a complete description of all tax considerations that may be relevant to Holders of Old Debt Securities and, in particular, does not address tax considerations that may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations (including IRAs), investment companies and foreign taxpayers. In addition, no information is provided herein with respect to tax considerations under any foreign, state or local laws.

    The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder ("Treasury Regulations"), Internal Revenue Service ("IRS") rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect). The discussion does not consider the particular facts or circumstances of any particular Holder of Old Debt Securities. The Company has not sought and will not seek any rulings from the IRS, nor has it sought or received any opinion of counsel, with respect to any of the matters discussed herein. The discussion assumes that the Old Debt Securities are held as capital assets within the meaning of the Code.

    HOLDERS OF OLD DEBT SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF TENDERING OR FAILING TO TENDER OLD DEBT SECURITIES IN THE EXCHANGE OFFERS, THE ADOPTION OF THE OLD DEBT AMENDMENTS AND RECEIPT OF THE NEW DEBT SECURITIES AND NEW JUNIOR PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF ANY GIFT, ESTATE, STATE, LOCAL, FOREIGN INCOME OR OTHER TAX LAWS.

Consequences to Tendering Holders of Old Debt Securities

    The U.S. federal income tax consequences to Holders of Old Debt Securities will depend upon whether the consummation of the Exchange Offers results in a significant modification of the Old Debt Securities and, therefore, results in a deemed exchange ("Deemed Exchange") of the Old Debt Securities for New Debt Securities for federal income tax purposes.

    Under applicable Treasury Regulations, the modification of a debt instrument is a "significant" modification if, based on all the facts and circumstances and taking into account all changes to the old instrument, the legal rights or obligations that are altered and the degree to which they are altered are "economically significant." The Treasury Regulations do not address under what circumstances an addition of an early call date, such as the Early Redemption Right, would cause a Deemed Exchange. The Treasury Regulations do provide, however, that, among other things, the change in yield of a debt instrument is a significant modification if the yield of the modified instrument (determined taking into account any payments made to the issuer or holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification from the date of the modification to the final maturity date) by more than the greater of 1/4 of one percent (25 basis points) and 5 percent of the annual yield of the unmodified instrument. The Treasury Regulations also provide that a change in the priority of a debt instrument relative to other debt is a significant modification if it results in "a change in payment expectations." In turn, such a change occurs if, as a result of the modification the obligor's capacity to meet its payment obligations is substantially enhanced or impaired. Finally, the Treasury Regulations provide that the addition, deletion or alteration of customary accounting or financial covenants is not a "significant" modification.

    If the Old Debt Amendments were treated as resulting in a Deemed Exchange of the Old Debt Securities for New Debt Securities, the tax treatment to a Holder would, in turn, depend upon whether the Old Debt Securities and New Debt Securities constitute "securities" for U.S. federal income tax purposes and whether the New Debt Securities and the Old Debt Securities are "publicly traded" within the meaning of the Treasury Regulations. If either the Old Debt Securities or the New Debt Securities are not "securities" for U.S. federal income tax purposes, a Holder would realize capital gain (subject to the market discount rules discussed below) or capital loss equal to the difference between the amount deemed realized by that Holder in the Deemed Exchange and his adjusted tax basis in the Old Debt Securities. A Holder's amount deemed realized would be the issue price of the New Debt Securities, which would likely be the trading value of the New Debt Securities at the time the Exchange Offer is consummated (assuming that the New Debt Securities are "publicly traded" within the meaning of the Treasury Regulations) plus, possibly, the fair market value of the New Junior Preferred Stock if the New Junior Preferred Stock is treated as additional consideration for the Old Debt Securities in the Deemed Exchange. If, however, the New Debt Securities are not "publicly traded" within the meaning of the Treasury Regulations, but the Old Debt Securities are, the issue price of the New Debt Securities would be the trading value of the Old Debt Securities at the time the Exchange Offer is consummated. If neither the New Debt Securities nor the Old Debt Securities are "publicly traded" within the meaning of the Treasury Regulations, the issue price of the New Debt Securities would be the stated principal amount of the New Debt Securities.

    Generally, a Holder's adjusted tax basis for a note will be equal to the cost of the note to that Holder, increased in the case of a note issued with original issue discount ("OID") by the amount of any OID previously includible in that Holder's gross income in respect of such note up to the date of disposition, less payments (other than "qualified stated interest payments") received on the note. Qualified stated interest is interest that is unconditionally payable at least annually at a fixed rate. A Holder's tax basis in a note also would be increased by any market discount previously included in income by that Holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which the Holder has previously elected to deduct from gross income on an annual basis.

    An exception to the capital gain treatment described above may apply to a Holder who purchased a note at a "market discount." Subject to the statutory de minimis exception, market discount is the excess of the "face amount" of such note (or in the case of a note issued with OID, the "revised issue price" of the note) over the Holder's tax basis in such note immediately after its acquisition by such Holder. The revised issue price of a note issued with OID is the sum of the note's issue price and the aggregate amount of OID includible in the income of all Holders before the taxpayer. In general, unless the Holder has elected to include market discount in income currently as it accrues, any gain realized by a Holder on the sale of a note having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant interest basis) while such note was held by the Holder.

    If, however, the Old Debt Securities and New Debt Securities are "securities" for federal income tax purposes, the Deemed Exchange should qualify as a tax-free recapitalization. Generally, although the matter is not free from doubt, debt instruments with terms of five years or more are treated as "securities." In this regard, even if the modifications were significant under the Treasury Regulations, with respect to the Old 9 3/8% Debentures and the Old 12 1/4% Debentures, the Old Debt Amendments likely result in a Deemed Exchange of securities with a maturity of five or more years and therefore would likely be treated as a tax-free recapitalization for U.S. federal income tax purposes. If the Old Debt Securities and New Debt Securities are "securities" for U.S. federal income tax purposes and the exchange qualifies for recapitalization treatment, a Holder would recognize no loss and would recognize gain only to the extent, if any, of the lesser of (i) the fair market value of the excess of the "principal amount" (within the meaning of section 354 of the Code) of the New Debt Securities over the "principal amount" of the Old Debt Securities surrendered and (ii) the amount of gain described above. The meaning of the term "principal amount" is unclear under current law, and could mean either the state principal amount or the issue price. In addition, for purposes of computing the excess of the "principal amount" in a recapitalization, a portion of the Old Debt Securities may be viewed as exchanged for New Junior Preferred Stock. If so, the comparison of the "principal amount" described in (i) of the preceding sentence might be measured by the difference between the entire New Debt Securities received and a portion of Old Debt Securities deemed surrendered. In addition, if the Deemed Exchange is a recapitalization, (i) the holding period of New Debt Securities (and New Junior Preferred Stock, if deemed issued as additional consideration in the recapitalization) would include the holding period of the Old Debt Securities, and (ii) the basis of the Old Debt Securities would be carried over and, if New Junior Preferred Stock is deemed issued as additional consideration in the recapitalization, would likely be allocated between the New Debt Securities and New Junior Preferred Stock based on their relative fair market values.

    There is no direct authority concerning the federal income tax consequences of the receipt of the New Junior Preferred Stock. If Holders are treated as exchanging their Old Debt Securities for new securities for federal income tax purposes, the New Junior Preferred Stock could be treated as additional consideration received in such exchange, which would increase the amount of any gain or reduce the amount of any loss recognized on the Deemed Exchange, and the consequences discussed above would apply. However, it is possible that the New Junior Preferred Stock might be treated as a separate fee for consenting to the Exchange Offers. If so, (i) the fair market value of the New Junior Preferred Stock would be taxable as ordinary income to the Holders, and would not be considered a party of the exchange (or a part of a recapitalization), (ii) the holding period of the New Junior Preferred Stock would start on the day following the date of the receipt and (iii) the basis of the New Junior Preferred Stock would be its fair market value.

    If the consummation of the Exchange Offers is a Deemed Exchange, the Old Debt Securities or the New Debt Securities are "publicly traded" and the New Debt Securities have an issue price (i.e., trading value) that is less than their principal amount on the date of the exchange, the New Debt Securities would generally have OID for U.S. federal income tax purposes. In such a case, each Holder of New Debt Securities would generally be required to include that OID in income as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether the Holder is a cash or accrual basis taxpayer). The amount of OID on the New Debt Securities will be considered de minimis, and thus ignored, if it is less than the product of the number of complete years to maturity and 1/4 of 1% of the stated redemption price at maturity of such New Debt Securities. In addition, if the transaction is treated as a recapitalization, a Holder with a carryover basis in the New Debt Securities in excess of their issue price would be treated as having acquired the New Debt Securities at an acquisition premium to the extent of such excess and would be able to reduce the amount of OID (includable as income) by the amount of such acquisition premium.

    The Company intends to take the position that the Old Debt Amendments will not cause a significant modification of the terms of the Old Debt Securities, and therefore will not result in a Deemed Exchange of the Old Debt Securities for U.S. federal income tax purposes and, further, that even if the modifications were significant, the Deemed Exchange would be treated as a tax-free recapitalization because the Company believes that (i) the modifications of the debt instruments are not economically significant based on all the facts and circumstances (including any change in priority of the debt);
(ii) taking into account the New Junior Preferred Stock paid to the Holders as consideration for the modification, any change in the yield is not significant under the Treasury Regulations; (iii) any change in priority of the debt will not result in a change in payment expectations within the meaning of the Treasury Regulations; and (iv) any Deemed Exchange would result in an exchange of securities for U.S. federal income tax purposes. Under this position, the Old Debt Amendments generally should result in no U.S. federal income tax consequences to a Holder, except to the extent a Holder would recognize ordinary income in an amount equal to any New Junior Preferred Stock received as a separate payment in the nature of a fee paid for a Holder's consent. The Internal Revenue Service could assert, however, that, as a result of the modifications to the Old Debt Securities pursuant to the Old Debt Amendments, a Holder should be treated as having exchanged its Old Debt Securities for New Debt Securities subject to the U.S. federal income tax consequences summarized above.

Consequences to Non-Tendering Holders of Old Debt Securities

    If the Old Debt Amendments are not "significant" modifications of the Old Debt Securities for federal income tax purposes, then the adoption of the Old Debt Amendments should not result in a taxable transaction for Holders of Old Debt Securities who do not tender in the Exchange Offer ("Non-Tendering Holders"). Consequently, Non-Tendering Holders would continue to have the same tax basis and holding period with respect to the Old Debt Securities as they had before the adoption of the Old Debt Amendments.

    If the Old Debt Amendments are "significant" modifications of the Old Debt Securities for U.S. federal income tax purposes, then the adoption of the Old Debt Amendments would result in a sale or exchange of the Old Debt Securities for new debt instruments, as modified by the Old Debt Amendments (the "Modified Old Debt Securities"). In that case, assuming the Modified Old Debt Securities and the Old Debt Securities each are "securities" for federal income tax purposes, loss would not be recognized by Non-Tendering Holders, while gain would be recognized by Non-Tendering Holders to the extent that the "principal amount" of the Modified Old Debt Securities exceeds the "principal amount" of the Old Debt Securities. The meaning of the term "principal amount" under current law, however, is unclear. See the discussions above for the computation of the amount of gain and the application of the rules relating to a recapitalization, and how a recapitalization would affect recognition of gain or loss.

    THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. EACH HOLDER OF OLD DEBT SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES OF TENDERING OR FAILING TO TENDER THE OLD DEBT SECURITIES PURSUANT TO THE EXCHANGE OFFERS .

                       PETROLEUM HEAT AND POWER CO., INC.

                                    IMPORTANT

    Holders of Old Debt Securities who wish to accept the Exchange Offers should either (i) request their broker, dealer, commercial bank, trust company or nominee to effect the transaction for them or (ii) complete and sign the applicable Letter of Transmittal, or a facsimile thereof, having their signatures thereon guaranteed if required by Instruction 3 of the Letter of Transmittal, and forward the Letter of Transmittal, together with the Old Debt Securities and all other required documents to the Exchange Agent.

The Exchange Agent

                            THE CHASE MANHATTAN BANK

           By Mail:               By Facsimile:  By Overnight Courier or Hand:

    The Chase Manhattan Bank     (214) 946-5932   The Chase Manhattan Bank
c/o Chase Bank of Texas, N.A.                     c/o Chase Bank of Texas, N.A.
 1201 Main Street, 18th Floor                     1201 Main Street, 18th Floor
      Dallas, Texas 75202                            Dallas, Texas 75202
       Attn: Frank Ivins                              Attn: Frank Ivins
  Personal and Confidential                        Personal and Confidential

                                 Telephone Number:
                                  (214) 946-5678




The Information Agent

                                                         MORROW & CO., INC.


                                445 Park Avenue
                           New York, New York 10022


                          (800) 662-5200 (Toll-Free)


                               ADDITIONAL COPIES

    Requests for additional copies of the Offering Circular and the Letters of Transmittal should be directed to the Exchange Agent, the Information Agent or the Company. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.

CONTACT:
Star Gas:    Richard F. Ambury
             Vice President-Finance
             203-328-7313

             Robert L. Rinderman
             David C. Collins
             Jaffoni & Collins Incorporated
             212/835-8500 or rinderman@jcir.com
                             ------------------

Petro:       George Leibowitz
             Treasurer
             203/325-5470

             Jim Bottiglieri
             Vice President and Controller
             203/325-5460

FOR IMMEDIATE RELEASE

  STAR GAS PARTNERS, L.P. AND PETROLEUM HEAT AND POWER CO., INC.
           ANNOUNCE AGREEMENT IN PRINCIPLE TO COMBINE

STAMFORD, CT (August 14, 1998) -- Star Gas Partners, L.P., ("Star" or the "Partnership") (NYSE:SGU) and Petroleum Heat and Power Co., Inc. ("Petro" or the "Company") (NASDAQ:HEAT), jointly announced today that they have reached an agreement in principle to enter into a strategic business combination in which Petro would become a wholly-owned subsidiary of Star. This transaction would be effected through Petro shareholders exchanging their approximately
26.6 million shares of Petro Common Stock for approximately 3.6 million Star master limited partnership units which will be subordinated to the existing Star Common Units.

Star Gas currently distributes to its partners, on a quarterly basis, all of its Available Cash, which is generally all of the cash receipts of the Partnership less all cash disbursements, with a targeted Minimum Quarterly Distribution ("MQD") of $0.55 per Unit, or $2.20 per Unit on an annualized basis. In connection with the Petro transaction, the Partnership will increase the MQD to $.575 per unit or $2.30 per Unit on an annualized basis. This increase in the MQD reflects the expectation that the transaction will be accretive to the Partnership. The increase in the MQD will also serve to raise the threshold needed to end the subordination period.

Of the 3.6 million subordinated Partnership units anticipated to be distributed to Petro shareholders, 2.8 million will be Senior Subordinated Units and approximately 857,000 will be Junior Subordinated Units and General Partnership Interests. The Senior Subordinated Units will be publicly registered and tradable (they are expected to be listed on the NYSE) and will be subordinated in distributions to Star's Common Units. The Junior Subordinated Units and General Partnership Interests will not be registered nor publicly tradable and will be subordinated to both the Common Units and the Senior
                                    (more)

Star Gas and Petroleum Heat and Power Announce Agreement to Combine

8/14/98                                                       page 2

Subordinated Units. The Senior Subordinated Units will be exchanged with holders of Petro's publicly traded Class A common stock and the Junior Subordinated Units and General Partnership Interests will be exchanged with individuals that currently own Petro's Class C common stock. Certain holders of the Company's Class C Common Stock will also exchange their shares for Senior Subordinated Units.

It is currently contemplated that 21,177,000 shares of Petro Common Stock will be exchanged for 2,767,000 Star Senior Subordinated Units. 5,386,000 shares of Petro common stock, held by certain individuals who currently own Petro Class C common stock, including Irik P. Sevin, Chairman of Petro and Star and other members of a group that currently controls Petro, will be exchanged for 579,000 Junior Subordinated Units and General Partnership Interests which are economically equivalent to 279,000 Junior Subordinated Units.

Under the partnership subordinated provision, distributions on Star Senior Subordinated Units may be made only after distributions of Available Cash on Common Units meet the MQD requirement. Distributions on Star Junior Subordinated Units and to the General Partner may be made only after distributions of Available Cash on Common Units and Senior Subordinated Units meet the MQD requirement. The Subordination Period will extend until the Partnership earns and pays its MQD for three years. In any event, as a condition of this transaction, the Partnership agreement will be amended so that no distribution will be paid on the Senior Subordinated Units, Junior Subordinated Units, or to the General Partner except to the extent Available Cash is earned from operations.

Like many other publicly traded master limited partnerships, the Partnership contains a provision which provides the General Partner with incentive distributions in excess of certain targeted amounts. This provision will be modified so that should there be any such incentive distributions, they will be made pro rata to the Senior Subordinated Units and Junior Subordinated Units as well as to the General Partner.

In connection with the Transaction, the Senior Subordinated Units, Junior Subordinated Units and General Partnership Interests can earn, pro rata, 303,000 additional Senior Subordinated Units each year that Petro provides $.50 per unit accretion to Star to a maximum of 909,000 additional Senior Subordinated Units.

In connection with the transaction, Star intends to raise approximately $140 million through a public offering of Common Units and $120 million through a public or private offering of debt securities. The net proceeds from these offerings will be used primarily to redeem approximately $240 million in Petro public and private debt and preferred stock. Any such offering will be made only by means of a prospectus or in transactions not requiring registration under securities laws. This announcement does not constitute an offer to sell any securities. As part of this recapitalization, Petro also intends to restructure $66.2 million of privately held notes.

Petro has reached an agreement with institutional holders of an aggregate of $149 million or 63.1% of such public debt and preferred stock to permit the redemption of such securities at the closing the Star Gas/Petro Transaction. This agreement allows

                              (more)

Petro to redeem its 9 3/8% Subordinated Debentures, 10 1/8% Subordinated Notes and 12 1/4% Subordinated Debentures at 100%, 100% and 103.5% of principal amount, respectively, and to redeem its 12 7/8% Preferred Stock at $23 per share. In consideration for this early redemption right, Petro has agreed to issue to such holders 3.37 shares of newly issued Petro Junior Convertible Preferred Stock for each $1,000 in principal amount or liquidation perference of such securities. Each share of Petro Junior Convertible Preferred Stock will be exchangeable into .13 of a Star common Unit at the conclusion of this transaction representing a maximum 104,000 MLP units. Should the transaction not be consummated, the Junior Preferred Stock will be converted into a like number of shares of Class A Common Stock.

Petro will offer to the remaining holders of it's publicly traded debt and preferred stock the same right of early redemption under the same terms and conditions as agreed to by the consenting holders. This proposal will be made through an exchange offer that is expected to commence shortly. This transaction and the associated Petro recapitalization are subject to receiving an agreement to the early redemption from at least 90% of the outstanding publicly traded debt and preferred stock.

Petro currently has a 40.7% equity interest in the Partnership and a subsidiary of Petro is its general partner. After completion of the transaction, the Petro shareholders will own approximately 26% of Star's equity through Subordinated Units and General Parnership Interests. The holders of the Partnership's Common Units (including an estimated 6.4 million Common Units that will be sold in the Partnerships $140 million public offering) will own an aggregate approximately 74% equity interest in the Partnership following the completion of the transaction. The General Partner of the Partnership will be a newly organized Delaware limited liability company that will be owned by members of Petro's current control group.

In commenting on the proposed transaction, Joseph Cavanaugh, President of Star, "We believe that this strategic combination will have a number of benefits for the Partnership. Firstly, we are pleased with having achieved our goal of structuring a transaction which we believe will be immediately accretive, enabling us to increase the Partnership's MQD to $2.30 annually. Secondly, we belive this strategic combination will provide an additional source of attractive acquisition opportunities. Petro is the largest retail heating oil company in the country and the primary consolidator of that highly fragmented industry. Over the past nineteen years Petro has acquired 189 distributorships. As such, we belive this combination should provide the Partnership with a platform to increase its acquisition activities. Thirdly, over the past two and one-half years, in an effort to take advantage of its size, Petro has regionalized its operations, accessed developments in computer and communication technology, and entered into cross-marketing partnerships. These programs have provided attractive productivity, operational and marketing results which should continue to benefit the Partnership Finally, this combination significantly increases the size and market capitalization of the Partnership."

Irik P. Sevin, CEO of Petro stated, "We believe the proposed transaction will enable Petro to achieve its stated objective of accessing equity to recapitalize and delever. This should permit us to continue our historically active acquisition program and

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facilitate the funding of our operational and marketing initiatives. In addition, the MLP structure should provide a better valuation format for Petro which is cash flow oriented and which has been the only publicly traded company in its industry. The transaction should provide our shareholders with the resumption of annual cash distributions which Petro had historically made."

The Board of Directors of Star has appointed an independent committee of directors to represent Star Gas in this matter. This committee has retained A.G. Edwards & Sons, Inc. to act as its financial advisor and to determine the fairness of this transaction to the Star Common Unit holders. The Board of Directors of Petro has retained PaineWebber Incorporated as its financial advisor and Dain Rauscher Wessels to render an opinion as to the fairness to Petro of this transaction.

The completion of the Transaction is subject to the negotiation and execution of definitive agreements, the receipt of regulatory approvals, the approval of Star's nonaffiliated common unit holders and Petro's nonaffiliated common shareholders, other necessary partnership and corporate approvals, fairness opinions from A.G. Edwards & Sons, Inc. and Dain Rauscher Wessels, and the agreement to early redemption by the holders of 90% of Petro's publicly traded debt and preferred stock.

Petro and Star will continue to operate as separate business units and this transaction will not have an impact on the day-to-day operations of either entity. There will be no reduction in the number of employees as a result of this transaction.

Petroleum Heat and Power Co., Inc. is the largest retail distributor of home heating oil in the nations, serving approximately 350,000 customers in the Northeast and Mid-Atlantic states, including the metropolitan areas of New York, Boston, Washington, D.C., Baltimore, and Providence. Star Gas Partners L.P., the eighth largest retail propane distributor services more than 166,000 customers throughout 74 locations in the Midwestern states of Ohio, Indiana, Michigan, Kentucky, West Virginia and in the Northeast, from Maine to Southern New Jersey. Star operates under several trademarks and trade names, including: Star Gas Service, Silgas, Blue Flame L.P. Gas, Maingas, Arrow Gas, Mid-Hudson Valley Propane, Coleman Gas Service, H&S Gas, Wilhoyte L.P. Gas, Rural National Gas, Pearl Gas, Bay State-Arrow Gas, Knowles L.P. Gas and Lowe Bros & Dad.

This Press Release includes "forward-looking statements," within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent Petro and Star's expectations or beliefs concerning future events that involve risks and uncertainties. Although Petro and Star Gas believe that the expectations reflected in such forward-looking statements are reasonable, Petro and Star Gas can give no assurance that such expectations will prove to have been correct. Investors and prospective investors should read this Press Release in conjunction with Petro and Star Gas' Forms 10-K and 10-Q which include additional information that could affect Petro and Star Gas' financial results.